EXPENSE WAIVER AGREEMENT
Allianz Funds
1633 Broadway
New York, NY 10019
November 1, 2012
Allianz Global Investors Fund Management LLC
1633 Broadway
New York, NY 10019
Ladies and Gentlemen:
     This Expense Waiver Agreement (this “Agreement”) is entered into as of the date first set forth above between Allianz Funds (the “Trust”), on behalf of its series as set forth in Exhibit A hereto (each a “Fund” and, together, the “Funds”), and Allianz Global Investors Fund Management LLC (“AGIFM”), on the following terms:
     1. The Trust is an open-end management investment company that has multiple separate investment portfolios, including the Funds.
     2. Pursuant to an Amended and Restated Administration Agreement dated June 4, 2008 (the “Administration Agreement”), an Administration Agreement dated February 17, 2012 (the “Allianz Global Investors Money Market Fund Administration Agreement”), an Amended and Restated Investment Advisory Agreement dated May 5, 2000 (the “Advisory Agreement”) and an Investment Advisory Agreement dated February 17, 2012 (the “Allianz Global Investors Money Market Fund Advisory Agreement” and, together with the Administration Agreement, Allianz Global Investors Money Market Fund Administration Agreement and Advisory Agreement, the “Management Agreements”), the Trust has retained AGIFM to provide the Trust and the Funds, and the Funds’ shareholders, with investment advisory, administration and other services.
     3. During the term of this Agreement, for each Fund listed under “Fund” in Exhibit A, for the share classes of such Fund specified adjacent under “Classes,” AGIFM shall waive its fees payable under the particular Management Agreement specified adjacent under “Affected Agreement” in the amount or according to the schedule specified adjacent under “Expense Waiver.” In each case, the amount waived will first be determined as aggregated across all share classes specified under “Classes” and then prorated among the specified share classes according to the average daily net assets attributable to each share class.
     4. This Agreement shall be effective as of November 1, 2012 for a term lasting through October 31, 2013.

     If the foregoing correctly sets forth the agreement between the Trust and AGIFM, please so indicate by signing and returning to AGIFM the enclosed copy hereof.

Very truly yours, ALLIANZ FUNDS
By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	President

ACCEPTED AND AGREED TO:
ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ John C. Maney
Name:	John C. Maney
Title:	Managing Director and Chief Executive Officer

Exhibit A

			Expense Waiver (stated as a
			percentage of average daily net
			assets of the Fund or attributable
			to the specified share class(es), as
Fund	Classes	Affected Agreement	applicable)
Allianz AGIC Opportunity Fund	All Classes	Advisory Agreement	0.05%

Allianz AGIC International Managed Volatility Fund (formerly, AGIC International Fund)	All Classes	Administration Agreement	0.20%

Allianz NFJ Dividend Value Fund	All Classes	Advisory Agreement	0.025% on assets in excess of $7.5 billion, and an additional 0.025% on assets in excess of $10 billion

Allianz NFJ	All Classes	Administration	0.05%[1]
International Value Fund		Agreement

Allianz NFJ Small	All Classes	Advisory Agreement	0.025% on assets in excess of
Cap Value Fund			$3 billion, an additional
			0.025% on assets in excess of
			$4 billion, and an additional
			0.025% on assets in excess of
			$5 billion

Allianz NFJ Small	Institutional Class	Administration	0.05%
Cap Value Fund	Administrative Class	Agreement

Allianz RCM	All Classes	Advisory Agreement	0.05%
Large-Cap Growth Fund

[1]	Independent of the Administration Agreement waiver recorded above, effective November 1, 2012, AGIFM has voluntarily agreed to observe an additional waiver of a portion of its administrative fees, which reduces the contractual fee rate under the Administration Agreement by an additional 0.025% with respect to all classes of Allianz NFJ International Value Fund. This additional waiver will expire on October 31, 2013 but may be earlier revoked at any time by AGIFM with the prior authorization of the Contracts Committee of the Trust’s Board of Trustees.
[Exhibit A to Allianz Funds Expense Waiver Agreement]